Exhibit 4.2

GENERAL MOTORS FINANCIAL COMPANY, INC.,

AS ISSUER

AMERICREDIT FINANCIAL SERVICES, INC.,

AS GUARANTOR

FLOATING RATE SENIOR NOTES DUE 2018

FOURTH SUPPLEMENTAL INDENTURE

Dated as of April 10, 2015

To

INDENTURE

Dated as of January 12, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

i

This FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 10, 2015, by and among General Motors Financial Company, Inc., a Texas corporation (the “Company”), AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of January 12, 2015 (the “Base Indenture” and, as supplemented by the first supplemental indenture thereto, the second supplemental indenture thereto and the third supplemental indenture thereto, each dated as of January 12, 2015, among the Company, the Trustee and the Guarantor, and as further supplemented by this Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, providing for the issuance by the Company from time to time of one or more series of Securities;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of its Floating Rate Senior Notes due 2018 (the “Notes”), and the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes;

WHEREAS, the Guarantor has duly authorized the execution and delivery of this Supplemental Indenture in order to provide for a Guarantee by the Guarantor of the Notes as to which Guarantee has been made applicable in accordance with the terms of this Supplemental Indenture;

WHEREAS, the Company and the Guarantor desire and have requested the Trustee to join with them in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture and to add covenants to and remove covenants from the Base Indenture with respect to the Notes as and to the extent set forth herein to provide for the issuance and the terms of the Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement of the Company and the Guarantor according to its terms have been done.

NOW, THEREFORE:

In consideration of the premises and the purchase of the Notes by the Holders thereof, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders from time to time of the Notes as follows.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

Certain terms used principally in certain Articles hereof are defined in those Articles. Capitalized terms used but not defined in this Supplemental Indenture shall have the meaning ascribed to them in the Base Indenture or in this Article. In the event of any conflict between any term defined in the Base Indenture and this Supplemental Indenture, the defined terms in this Supplemental Indenture shall govern and control.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such Person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or the acquisition of such assets, as the case may be.

“Additional Notes” means any additional Notes issued under the Indenture as part of the same series as the Notes.

“Bank Lines” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit; provided that in no event will any such facility that constitutes a Credit Facility or a Residual Funding Facility be deemed to qualify as a Bank Line.

“Base Indenture” has the meaning assigned to it in the recitals hereto.

“Business Day” is any day which is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close and is also a London Business Day.

“Calculation Agent” shall initially mean Wells Fargo Bank, National Association, or any successor appointed from time to time by the Company acting as calculation agent in respect of the Notes.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries, or any of the Securitization Entities or Credit Facility Entities for the purpose of providing credit support for the Securitization Entities or Credit Facility Entities or any of their respective Indebtedness, obligations or asset-backed securities.

“Credit Facilities” means any funding arrangement, other than a Bank Line, a Securitization or a Residual Funding Facility, with a financial institution, other lender, assignee or purchaser under which advances are made to a Credit Facility Entity to the extent (and only to the extent) funding thereunder is used exclusively by the Credit Facility Entity to purchase, take a pledge of or take assignment of Receivables or securities backed by Receivables from the Company or a Subsidiary and to pay the related expenses with respect to the Credit Facility Entity.

“Credit Facility Debt” means Indebtedness of a Credit Facility Entity outstanding under one or more Credit Facilities.

“Credit Facility Entity” means any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with a Credit Facility, regardless of whether such Person is an issuer of the notes or other securities, which notes and securities are backed by Receivables or securities backed by Receivables.

“Existing 2017 Notes” means the Company’s 4.75% Senior Notes due 2017, issued on August 16, 2012, pursuant to that certain indenture, dated as of August 16, 2012, among the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee.

“Existing 2018 Notes” means the Company’s 6.75% Senior Notes due 2018, issued on June 1, 2011, pursuant to that certain indenture, dated as of June 1, 2011, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee.

“Global Note” means a certificated Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto. As of the date of this Supplemental Indenture all of the Notes are represented by Global Notes.

“Guarantee” means any guarantee of any of the Notes by a Guarantor as contemplated by Article 10 of the Base Indenture; provided that the term “Guarantee,” when used with respect to the Notes of any Series means a guarantee of such Notes of such Series by a Guarantor of such Notes of such Series as contemplated by Article 10 of the Base Indenture.

“Guarantee Termination Event” means the first date following the date of this Indenture when (i) no Guarantor guarantees the Existing 2017 Notes and the Existing 2018 Notes, (ii) a Notes Investment Grade Event has occurred and (iii) no Guarantor is an issuer or guarantor of any Triggering Indebtedness (other than any guarantee of Triggering Indebtedness that is being concurrently released). For purposes of clause (iii) of this definition, a Guarantor’s guarantee of any Triggering Indebtedness shall be deemed to be concurrently released when all of the conditions for the release of such guarantee are satisfied, other than for any condition related to the concurrent release of the Guarantor’s guarantee of any other Triggering Indebtedness. Upon the satisfaction of all of such conditions not related to the concurrent release of any guarantees of any other Triggering Indebtedness, a Guarantor’s guarantee of any Triggering Indebtedness and the Guarantee hereunder shall be deemed to be concurrently released and the conditions of clause (iii) shall be deemed to be satisfied.

“Guarantor” means AmeriCredit Financial Services, Inc., a Delaware corporation, and each other Restricted Subsidiary that becomes a Guarantor in accordance with the terms of the Indenture.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, and as may be amended or further supplemented from time to time, pursuant to the applicable provisions of the Base Indenture and this Supplemental Indenture.

“Initial Notes” means the first $300,000,000 aggregate principal amount of the Notes issued under the Indenture on the date hereof.

“Interest Determination Date” means the second London Business Day immediately preceding the settlement date, in the case of the Initial Interest Period, or thereafter the applicable Interest Reset Date.

“Initial Interest Reset Period” (or “Initial Interest Period”) means the period from and including April 10, 2015 to but excluding the first Interest Reset Date.

“Interest Payment Date” refers to each day on which the interest rate on the Notes will be paid, which will be quarterly on January 10, April 10, July 10 and October 10, commencing July 10, 2015.

“Interest Reset Date” refers to each day on which the interest rate on the Notes will be reset, which will be quarterly on January 10, April 10, July 10 and October 10, commencing July 10, 2015, and at maturity.

“Interest Reset Period” (or “Interest Period”) means the period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date; provided that the final Interest Reset Period for the Notes will be the period from and including the Interest Reset Date immediately preceding the maturity date of the Notes to but excluding the maturity date.

“London Business Day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Notes” has the meaning assigned to it in the recitals hereto. For purposes of the Indenture, all references to the notes to be issued or authenticated upon transfer or replacement of or in exchange for Notes shall be deemed to refer to Notes. In addition, unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes and any Additional Notes.

“Notes Investment Grade Event” means the first date following the date of the Base Indenture on which the Notes have a rating by at least two of the Rating Agencies, as follows: Baa3 or better by Moody’s, BBB- or better by S&P and BBB- or better by Fitch (or, if a replacement Rating Agency has been selected for S&P, Moody’s or Fitch in accordance with the definition of Rating Agency, an equivalent rating from such Rating Agency).

“Permitted Liens” means: (i) Liens existing on the date of the Base Indenture; (ii) Liens to secure Credit Facility Debt or guarantees thereof; (iii) Liens to secure borrowings under a Residual Funding Facility or guarantees thereof; (iv) Liens to secure borrowings and other obligations (including letter of credit indemnity obligations) under Bank Lines or guarantees thereof; (v) Liens to secure Securitization Debt or guarantees thereof; (vi) Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the stock of Subsidiaries of the Company substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements, Credit Facilities, Securitizations or Residual Funding Facilities; (vii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (viii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition; (ix) Liens securing Indebtedness incurred to finance the construction or purchase of property of the Company or any of its Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien; (x) Liens securing Hedging Obligations; (xi) Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien; (xii) Liens in favor of the Company or any of its Restricted Subsidiaries; (xiii) Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $25 million in the aggregate at any time outstanding; (xiv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (xv) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xvi) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xvii) Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (xviii) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business; (xix) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business; (xx) purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property; (xxi) Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business or Liens or filings in connection with sales of accounts, payment intangibles, chattel paper or instruments; (xxii) Liens on assets of Subsidiaries that are not Restricted Subsidiaries that secure Non-Recourse Debt of Subsidiaries that are not Restricted Subsidiaries; and (xxiii) Liens in favor of a Guarantor or any of its Subsidiaries.

“Receivables” means (i) installment sale contracts and loans evidenced by promissory notes secured by new and used automobiles, trucks, vans, sport utility vehicles, crossover vehicles or any other classification used by the Company from time to time, (ii) lease agreements for new and used automobiles, trucks, vans, sport utility vehicles, crossover vehicles or any other classification used by the Company from time to time, and the related leased new and used automobiles, trucks, vans, sport utility vehicles, crossover vehicles or vehicles from other classifications used by the Company from time to time, (iii) financing agreements, loans and other contractual arrangements with motor vehicle dealers secured by inventory of new and used automobiles, trucks, vans, sport utility vehicles, crossover vehicles, vehicles from other classifications used by the Company from time to time, program vehicles, demonstrator and service loaners of such motor vehicle dealers and other motor vehicle dealer assets, and (iv) other installment sale contracts, lease contracts, insurance and service contracts, credit, debit or charge card receivables, in the case of each of the clauses (i), (ii), (iii) and (iv), that are purchased or originated in the ordinary course of business by the Company or any Subsidiary of the Company, and includes whole and undivided interests in such receivables.

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Subsidiary based upon residual, subordinated or retained interests in Securitizations, Securitization Entities, Credit Facilities and/or Credit Facility Entities.

“Securitization” means a public or private transfer of Receivables or securities backed by Receivables by which the Company or any of its Subsidiaries directly or indirectly securitizes Receivables including any such transaction involving the sale, transfer, pledge, or assignment of Receivables or securities or debt backed by Receivables to a Securitization Entity.

“Securitization Debt” means Indebtedness and other obligations of a Securitization Entity outstanding under one or more Securitizations.

“Securitization Entity” means any Person (whether or not a Subsidiary of the Company) (i) established for the purpose of transferring Receivables or issuing asset-backed securities or debt, regardless of whether such Person is an issuer of asset-backed securities, and (ii) any Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Base Indenture.

“Supplemental Indenture” has the meaning assigned to it in the preamble hereto.

“Three-Month LIBOR” will be determined by the Calculation Agent as of the applicable Interest Determination Date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters LIBOR 01 (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters LIBOR 01” means the display designated on page LIBOR 01 on the Reuters Service (or such other page as may replace the LIBOR 01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters LIBOR 01, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Reuters LIBOR 01 as of approximately 11:00 a.m., London time, on such Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the Underwriters) in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide the Calculation Agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London Business Day immediately following such Interest Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Interest Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks (which may include affiliates of the Underwriters) selected by the Calculation Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, LIBOR for such Interest Determination Date will be LIBOR determined with respect to the immediately preceding interest determination date.

“Triggering Indebtedness” means any Indebtedness incurred after the date of the Base Indenture to the extent that the principal amount of such Indebtedness exceeds $100 million; provided, however, that “Triggering Indebtedness” shall not include: (i) Indebtedness that is or would be permitted to be secured by a Permitted Lien (whether or not such Indebtedness is in fact so secured); (ii) Indebtedness owed to the Company or a Restricted Subsidiary; (iii) Acquired Indebtedness; and (iv) Indebtedness incurred for the purpose of extending, renewing or replacing in whole or in part Indebtedness permitted by any of clauses (i) through (iii) above.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving thereunder.

“Underwriters” means the underwriters as set forth in Schedule A to the Underwriting Agreement dated April 10, 2015 among the Company, the Guarantor and Deutsche Bank Securities, Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC.

Section 1.02 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) “or” is not exclusive;

(c) words in the singular include the plural, and in the plural include the singular;

(d) provisions apply to successive events and transactions; and

(e) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.04 Relationship With Base Indenture.

The terms and provisions contained in the Base Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

ARTICLE 2

THE NOTES

Section 2.01 Establishment, Form and Dating.

There is hereby established a new series of Securities to be issued under the Base Indenture, to be designated as the Company’s Floating Rate Senior Notes due 2018.

There are to be authenticated and delivered $300,000,000 principal amount of Notes, and such principal amount of Notes may be increased from time to time pursuant to Section 2.02 of the Base Indenture by the issuance of Additional Notes. Any such Additional Notes will have the same interest rate, maturity and other terms as the Initial Notes, except for their issue price and, if applicable, the initial interest accrual date and the initial interest payment date, and shall constitute a single series of Securities with the Initial Notes. No Notes shall be authenticated and delivered in addition to Notes for the principal amount as so increased except as provided by Sections 2.09, 2.10, 2.13 or, to the extent applicable, 3.08 of the Base Indenture. The Notes shall be senior debt securities and shall be issued in fully registered form.

The Notes and the Trustee’s certificate of authentication with respect thereto will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication, and except as provided in Section 2.09 of the Base Indenture, will be issued in the form of one or more Global Notes. The principal of, and any premium or interest on, the Notes shall be payable in United States dollars. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of the Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Section 2.02 Registrar and Paying Agent.

The Company will maintain a Registrar and Paying Agent with respect to the Notes. The Registrar will keep a register with respect to the Notes and of their transfer and exchange.

The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Notes and to act as custodian for the Depositary with respect to the Global Notes.

ARTICLE 3

REDEMPTION OF NOTES

Section 3.01 Optional Redemption.

The Notes are not subject to optional redemption prior to maturity.

ARTICLE 4

ADDITIONAL COVENANTS

The Notes shall be subject to the following covenants in addition to the provisions of Article 4 of the Base Indenture (provided that Section 4.07 of the Base Indenture shall not be applicable to the Notes):

Section 4.01 Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.02 Corporate Existence.

Subject to Article 5 of the Base Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company, and (ii) the rights (charter and statutory), licenses and franchises of the Company; provided that the company shall not be required to preserve any such right license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.03 Additional Subsidiary Guarantees.

If any Restricted Subsidiary issues or guarantees any Triggering Indebtedness, then such Restricted Subsidiary shall execute a Subsidiary Guarantee; provided, that the Subsidiary Guarantee of any Restricted Subsidiary that becomes a Guarantor under this Section shall be automatically discharged and released as provided under Section 10.05 of the Base Indenture. The foregoing covenant shall terminate upon the occurrence of a Guarantee Termination Event.

ARTICLE 5

DEFEASANCE

Legal defeasance of the Notes under Section 8.04 of the Base Indenture and covenant defeasance of the Notes under Section 8.05 of the Base Indenture shall be applicable to the Notes, and the Company may at its option by a resolution of the Board of Directors, at any time, with respect to the Notes, elect to have Section 8.04 or Section 8.05 of the Base Indenture be applied to the outstanding Notes upon compliance with the conditions set forth in Section 8.06 of the Base Indenture. In addition to Section 5.01 of the Base Indenture, Article 4 of this Supplemental Indenture shall be subject to covenant defeasance under Section 8.05 of the Base Indenture.

ARTICLE 6

GUARANTEES

The provisions of Article 10 of the Base Indenture shall be applicable to the Notes.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES, IF APPLICABLE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 7.02 Successors.

All agreements of the Company in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors. All agreements of each Guarantor in this Supplemental Indenture will bind its successors, except as otherwise provided in Section 10.04 of the Base Indenture.

Section 7.03 Severability.

In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 7.04 Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 7.05 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 7.06 Calculation Agent

All calculations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Notes. So long as Three-Month LIBOR is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then-acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Three-Month LIBOR for any Interest Period, or that the Company proposes to remove such Calculation Agent, the Company shall appoint the Company or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

General Motors Financial Company, Inc.

By:	/s/ Chris A. Choate
Name:	Chris A. Choate
Title:	Executive Vice President and Chief Financial Officer

AmeriCredit Financial Services, Inc.

By:	/s/ Chris A. Choate
Name:	Chris A. Choate
Title:	Executive Vice President and Chief Financial Officer

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Vice President

Exhibit A

THIS DEBT SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBT SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY DEBT SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS DEBT SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENERAL MOTORS FINANCIAL COMPANY, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNED HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.1

[1]	Insert in Global Notes only.

CUSIP No.:	37045X AU0
ISIN No.:	US37045XAU00

Floating Rate Senior Note due 2018

No. R-1	$

GENERAL MOTORS FINANCIAL COMPANY, INC.

promises to pay to [CEDE & CO.]2

or registered assigns,

the principal sum of $        [(subject to the decreases and increases in principal amount set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto) on April 10, 2018.]3

Interest Payment Dates: January 10, April 10, July 10 and October 10, commencing July 10, 2015.

Interest Rate: The interest rate for the Initial Interest Period will be the Three-Month LIBOR, as determined on April 8, 2015, plus 1.360% per annum. Thereafter, the interest rate for any Interest Period will be the Three-Month LIBOR, as determined on the applicable Interest Determination Date, plus 1.360% per annum. The interest rate will be reset quarterly on each Interest Reset Date.

Record Dates: 15 calendar days prior to each interest payment date.

[2]	Insert in Global Notes only.
[3]	Insert in Global Notes only.

Dated:

General Motors Financial Company, Inc.

By:
Chris A. Choate
Executive Vice President and
Chief Financial Officer

This is one of the Global
Notes referred to in the within-mentioned Indenture:

Dated:

Wells Fargo Bank, National Association,as Trustee

By:
Name:	Maddy Hall
Title:	Vice President

[Back of Note]

Floating Rate Senior Note due 2018

This Note is one of a duly authorized issue of Securities (the “Securities”) of General Motors Financial Company, Inc. (the “Company,” which term includes any successor Person under the Base Indenture hereinafter referred to), issued and issuable in one or more series under an Indenture, dated as of January 12, 2015 (the “Base Indenture”), between the Company, AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), and Wells Fargo Bank, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Base Indenture), to which Base Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as Floating Rate Senior Notes due 2018 (the “Notes”), which was issued under the Fourth Supplemental Indenture, dated as of April 10, 2015, to the Base Indenture (the “Supplemental Indenture”, together with the Base Indenture, and as supplemented by the first supplemental indenture thereto, the second supplemental indenture thereto and the third supplemental indenture thereto, each dated as of January 12, 2015, among the Company, the Trustee and the Guarantor, the “Indenture”) and which is initially limited to $300,000,000 in principal amount. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

1. INTEREST. The Company promises to pay interest at a floating rate per annum, reset quarterly on each Interest Reset Date, equal to Three-Month LIBOR, as determined on the Interest Determination Date for the Initial Interest Period and for each subsequent Interest Period, plus 1.360%, as calculated by the Calculation Agent, from April 10, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The Company will pay interest quarterly on January 10, April 10, July 10 and October 10 of each year, or if any such day is not a Business Day, the Interest Payment Date will be postponed to the immediately succeeding day that is a Business Day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay, except that if that Business Day is in the immediately succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 10, 2015; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be July 10, 2015.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the same rate to the extent lawful.

Interest will be computed on the basis of the actual number of days elapsed over a 360-day year.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the date 15 calendar days prior to each Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.08 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be made with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to an account in the United States that are received by the Paying Agent no later than 10 Business Days prior to the payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT, CALCULATION AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent, Calculation Agent and Registrar. The Company may change any Paying Agent, Calculation Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general unsecured obligations of the Company and are not limited as to aggregate principal amount. The Notes, including any Additional Notes issued hereunder, shall contain the terms set forth herein and in the Indenture and shall constitute and be treated as one series of Notes for all purposes.

5. OPTIONAL REDEMPTION. The Notes are not subject to optional redemption prior to maturity.

6. MANDATORY REDEMPTION. Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7. REPURCHASE AT OPTION OF HOLDERS UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control, the Company shall make a Change of Control Offer to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall send a notice to each Holder as required by the Indenture.

The provisions of Section 4.08 of the Indenture shall permanently terminate upon the occurrence of an Investment Grade Event, and the occurrence of a Change of Control following an Investment Grade Event shall not result in a requirement for the Company to make a Change of Control Offer.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth above and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

9. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

10. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without limitation on the provisions of Section 9.01 of the Base Indenture, and in addition to the provisions of Section 9.01 of the Base Indenture, without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency provided that such action does not materially adversely affect the interests of the Holders of the Notes, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to evidence and provide for the acceptance of the appointment by a successor Trustee with respect to the Notes, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

11. DEFAULTS AND REMEDIES. Each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company for 90 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in the Indenture; (iv) except as permitted by the Indenture, the Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid, or any Guarantor, or any Person acting in behalf of any Guarantor, shall, in writing, deny or disaffirm its obligations under the Subsidiary Guarantee; and (v) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes (with a copy to the Trustee) may declare all of the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines in good faith that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

12. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or shareholder of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

14. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, TX 76102

Attention: Chief Financial Officer

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE, THE SUBSIDIARY GUARANTEE AND THE INDENTURE.

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.08 of the Indenture, check the Box: [  ]

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.08 of the Indenture, state the Principal amount: $            .

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

SUBSIDIARY GUARANTEE

The Guarantor hereby unconditionally guarantees to each Holder of Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the Obligations of the Company to the Holders or the Trustee under the Notes or under the Indenture, that: (a) the principal of, and premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, and interest on overdue principal of interest on any Note, if any, if lawful and all other Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes shall be promptly paid in full or performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, for whatever reason, the Guarantor will obligated to pay the same immediately.

The Obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee. The terms of Article 10 of the Indenture are incorporated herein by reference.

No director, officer, employee, incorporator or stockholder, as such, past, present or future, of the Guarantor shall have any personal liability under this Subsidiary Guarantee by reason of its status as such director, officer, employee, incorporator or stockholder.

This is a continuing Subsidiary Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of Notes and, in the event of any transfer or assignment of rights by any Holder of Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

In certain circumstances more fully described in the Indenture, any Guarantor may be released from its liability under this Subsidiary Guarantee, and any such release will be effective whether or not noted hereon.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

For purposes hereof, the Guarantor’s liability will be that amount from time to time equal to the aggregate liability of the Guarantor hereunder, but shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and the Indenture and (ii) the amount, if any, which would not have (A) rendered the Guarantor “insolvent” (as such term is defined in the federal Bankruptcy Law and in the debtor and creditor law of the State of New York) or (B) left it with unreasonably small capital at the time its Subsidiary Guarantee of the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately prior to such time; provided that, it shall be a presumption in any lawsuit or other proceeding in which the Guarantor is a party that the amount guaranteed pursuant to its Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii). The Indenture provides that, in making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors (if any Restricted Subsidiary executes a Subsidiary Guarantee pursuant to Section 4.08) and any other rights such Guarantor may have, contractual or otherwise, shall be take into account.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUBSIDIARY GUARANTEE, THE INDENTURE AND THE NOTES.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

AmeriCredit Financial Services, Inc.

By:
Name:	Chris A. Choate
Title:	Executive Vice President and
Chief Financial Officer